                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (Amendment No. __)(1)

                           United National Group, Ltd.
                           ---------------------------
                                (Name of Issuer)

                    Class A Common Shares, $0.0001 Par Value
                    ----------------------------------------
                         (Title of Class of Securities)

                                   91103X 10 2
                                   -----------
                                 (CUSIP Number)

                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [ ]  Rule 13d-1(c)

                  [X]  Rule 13d-1(d)

                              (Page 1 of 15 Pages)

-----------------------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP NO.  91103X 10 2              13G                       Page 2 of 15 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Russell
        C. Ball, III
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Pennsylvania
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                432,339
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING               0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                432,339
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        432,339
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        1.5% (Based on an estimated 28,255,502 Class A Common Shares outstanding. This estimated amount includes 12,687,500 Class A Common Shares that are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO.  91103X 10 2              13G                       Page 3 of 15 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/w Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Andrew
        L. Ball
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Pennsylvania
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                432,339
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING               0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                432,339
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        432,339
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        1.5% (Based on an estimated 28,255,502 Class A Common Shares outstanding. This estimated amount includes 12,687,500 Class A Common Shares that are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO.  91103X 10 2              13G                       Page 4 of 15 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t Ethel M. Ball; dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Russell C. Ball, III
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Pennsylvania
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                324,131
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING               0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                324,131
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        324,131
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        1.1% (Based on an estimated 28,255,502 Class A Common Shares outstanding. This estimated amount includes 12,687,500 Class A Common Shares that are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO.  91103X 10 2              13G                       Page 5 of 15 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t/ Ethel M. Ball; dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Andrew L. Ball
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Pennsylvania
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                324,131
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING               0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                324,131
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        324,131
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        1.1% (Based on an estimated 28,255,502 Class A Common Shares outstanding. This estimated amount includes 12,687,500 Class A Common Shares that are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO.  91103X 10 2              13G                       Page 6 of 15 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 11/9/67
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Pennsylvania
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                161,194
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING               0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                161,194
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        161,194
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.6% (Based on an estimated 28,255,502 Class A Common Shares outstanding. This estimated amount includes 12,687,500 Class A Common Shares that are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO.  91103X 10 2              13G                       Page 7 of 15 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 6/9/69
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Pennsylvania
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                392,538
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING               0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                392,538
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        392,538
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        1.4% (Based on an estimated 28,255,502 Class A Common Shares outstanding. This estimated amount includes 12,687,500 Class A Common Shares that are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO.  91103X 10 2              13G                       Page 8 of 15 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr.; dated 1/29/70
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Pennsylvania
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                237,315
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING               0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                237,315
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        237,315
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.8% (Based on an estimated 28,255,502 Class A Common Shares outstanding. This estimated amount includes 12,687,500 Class A Common Shares that are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO.  91103X 10 2              13G                       Page 9 of 15 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 1/24/73
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Pennsylvania
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                134,328
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING               0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                134,328
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        134,328
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.5% (Based on an estimated 28,255,502 Class A Common Shares outstanding. This estimated amount includes 12,687,500 Class A Common Shares that are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO.  91103X 10 2              13G                      Page 10 of 15 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Russell C. Ball, III
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Pennsylvania
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                24,627
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING               0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                24,627
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        24,627
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.1% (Based on an estimated 28,255,502 Class A Common Shares outstanding. This estimated amount includes 12,687,500 Class A Common Shares that are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO.  91103X 10 2              13G                      Page 11 of 15 Pages
--------------------------------------------------------------------------------

   1    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Andrew L. Ball
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [X]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3    SEC USE ONLY

--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Pennsylvania
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
          SHARES                24,627
       BENEFICIALLY      -------------------------------------------------------
         OWNED BY          6    SHARED VOTING POWER
           EACH
        REPORTING               0
          PERSON         -------------------------------------------------------
           WITH            7    SOLE DISPOSITIVE POWER

                                24,627
                         -------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        24,627
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                      [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.1% (Based on an estimated 28,255,502 Class A Common Shares outstanding. This estimated amount includes 12,687,500 Class A Common Shares that are issuable upon conversion of all Class B Common Shares outstanding, each of which is convertible at any time at the option of the holder into one Class A Common Share.)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                 13G                    Page 12 of 15 Pages
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(a).  NAME OF ISSUER:

                  United National Group, Ltd.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Walker House, 87 Mary Street
                  P.O. Box 908GT
                  George Town, Grand Cayman
                  Cayman Islands

ITEM 2(a).  NAME OF PERSON FILING:

                  No.  1.  Russell C. Ball, III, Andrew L. Ball, PNC Bank,
                           N.A., Trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Russell C. Ball, III

                  No.  2.  Russell C. Ball, III, Andrew L. Ball, PNC Bank,
                           N.A., Trustees u/w Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Andrew L. Ball

                  No.  3.  Russell C. Ball, III, Andrew L. Ball, PNC Bank,
                           N.A., Trustees u/a/t Ethel M. Ball; dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Russell C. Ball, III

                  No.  4.  Russell C. Ball, III, Andrew L. Ball, PNC Bank,
                           N.A., Trustees u/a/t/ Ethel M. Ball; dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Andrew L. Ball

                  No.  5.  Russell C. Ball, III, Andrew L. Ball, PNC Bank,
                           N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 11/9/67

                  No.  6.  Russell C. Ball, III, Andrew L. Ball, PNC Bank,
                           N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 6/9/69

                  No.  7.  Russell C. Ball, III, Andrew L. Ball, PNC Bank,
                           N.A., Trustees u/a/t of Russell C. Ball, Jr.; dated 1/29/70

                  No.  8.  Russell C. Ball, III, Andrew L. Ball, PNC Bank,
                           N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 1/24/73

                  No.  9.  Russell C. Ball, III, Andrew L. Ball, PNC Bank,
                           N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Russell C. Ball, III

                  No.  10. Russell C. Ball, III, Andrew L. Ball, PNC Bank,
                           N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Andrew L. Ball

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                 13G                    Page 13 of 15 Pages
--------------------------------------------------------------------------------

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For each Reporting Person (Nos. 1-10):
                  555 Croton Road, Suite 300
                  King of Prussia, PA 19406

ITEM 2(c). CITIZENSHIP:

                  For each Reporting Person (Nos. 1-10):
                  Pennsylvania

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

                  Class A Common Shares, $0.0001 Par Value

ITEM 2(e). CUSIP NUMBER:

                  91103X 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4. OWNERSHIP.

         (a)      Amount Beneficially Owned:

                  See the response to Item 9 on each of the attached cover pages. As stated in the response to Item 11, for purposes of calculating the percent of Class A Common Shares beneficially owned by each Reporting Person, the issuer's Class B Common Shares were included in the number of Class A Common Shares outstanding because the Class A Common Shares and Class B Common Shares have identical rights in all respects, except with respect to voting rights. While the Class A Common Shares and Class B Common Shares always vote together as a class for all shareholder matters, each Class B Common Share has ten votes and each Class A Common Share has one vote. None of the Reporting Persons beneficially owns any Class B Common Shares.

         (b)      Percent of Class:

                  See the response to Item 11 on each of the attached cover pages.

         (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    See the response to Item 5 on each of the attached cover pages.

                           (ii)     Shared power to vote or to direct the vote:

                                    See the response to Item 6 on each of the attached cover pages.

--------------------------------------------------------------------------------
CUSIP NO. 91103X 10 2                 13G                    Page 14 of 15 Pages
--------------------------------------------------------------------------------

                           (iii) Sole power to dispose or to direct the disposition of:

                                    See the response to Item 7 on each of the attached cover pages.

                           (iv) Shared power to dispose or to direct the disposition of:

                                    See the response to Item 8 on each of the attached cover pages.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit 1. In addition, each of the Reporting Persons (Nos. 1-10) are party to that certain Amended and Restated Shareholders Agreement dated as of December 15, 2003 (the "Shareholders Agreement") with the issuer and certain affiliated investment funds of Fox Paine & Company, LLC named therein (collectively, "Fox Paine"). The Shareholders Agreement provides for a voting agreement regarding the composition of the issuer's board of directors, certain transfer restrictions on the issuer's common shares that are owned by the Reporting Persons and any Fox Paine affiliate, and certain other matters related to the disposition of the shares held by the Reporting Persons and any Fox Paine affiliate. A form of the Shareholders Agreement was filed as Exhibit 10.1 to the issuer's Form S-1/A (File No. 333-108857) filed on November 26, 2003. The Reporting Persons do not believe that they are part of a "group" with Fox Paine for purposes of Section 13 of the Securities Exchange Act of 1934, as amended, but reference is hereby made to any filing that Fox Paine or any of its affiliates has made, or will make, under Section 13 with respect to the issuer's securities. The Reporting Persons make no representation regarding the completeness or accuracy of the information that is, or will be, included in any such filing by Fox Paine or any of its affiliates.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATIONS.

                  Not applicable.

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CUSIP NO. 91103X 10 2                 13G                    Page 15 of 15 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/w of Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Russell C. Ball, III.

                  Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/w Russell C. Ball, Sr., as appointed by Russell C. Ball, Jr. F/B/O Andrew L. Ball

                  Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t Ethel M. Ball; dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Russell C. Ball, III

                  Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t/ Ethel M. Ball; dated 2/9/67, as appointed by Russell C. Ball, Jr., F/B/O Andrew L. Ball

                  Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 11/9/67

                  Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 6/9/69

                  Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr.; dated 1/29/70

                  Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 1/24/73

                  Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Russell C. Ball, III

                  Russell C. Ball, III, Andrew L. Ball, PNC Bank, N.A., Trustees u/a/t of Russell C. Ball, Jr. dated 12/22/76 f/b/o Andrew L. Ball

February 5, 2004                 By: /s/ Russell C. Ball, III
                                     ------------------------
                                     Russell C. Ball, III, Authorized Signatory